As filed with the Securities and Exchange Commission on October 7, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cognition Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	13-4365359
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2500 Westchester Ave.
Purchase, NY 10577

(412) 481-2210

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa Ricciardi
President and Chief Executive Officer
Cognition Therapeutics, Inc.
2500 Westchester Ave.
Purchase, NY 10577
(412) 481-2210

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey Joseph Walsh Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103 (215) 981-4331	Stephen Older Rakesh Gopalan David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-257999

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common stock, $0.001 par value per share	480,833	$12.00	$5,769,996	$534.88

(1)	Represents only the additional number of shares being registered and includes 62,717 additional shares of common stock that the underwriters have the option to purchase. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-257999) (the “Prior Registration Statement”).

(2)	Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)	The Registrant previously registered 3,852,500 shares of its common stock with an aggregate offering price not to exceed $50,082,500 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on October 7, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $5,769,996 are hereby registered, which includes shares that the underwriters have the option to purchase.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 (this “Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of increasing the aggregate number of shares of common stock offered by Cognition Therapeutics, Inc. (the “Registrant”) by 480,833 shares, 62,717 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-1, as amended (File No. 333-257999) (the “Prior Registration Statement”). The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP (incorporated by reference to Exhibit 5.1 filed with the Prior Registration Statement on October 4, 2021)

23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1 (File No. 333-257999), originally filed with the Securities and Exchange Commission on July 19, 2021 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Purchase, State of New York, on the 7th day of October 2021.

Cognition Therapeutics, Inc.

By:	/s/ Lisa Ricciardi
Name: Lisa Ricciardi
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Lisa Ricciardi	Chief Executive Officer, President and Director	October 7, 2021
Lisa Ricciardi	(Principal Executive Officer)

/s/ James M. O’Brien	Chief Financial Officer	October 7, 2021
James M. O’Brien	(Principal Financial and Accounting Officer)

*	Director (Chairman of the Board)	October 7, 2021
Jack A. Khattar

*	Director	October 7, 2021
Mark H. Breedlove

*	Director	October 7, 2021
Aaron Fletcher, Ph.D.

*	Director	October 7, 2021
Brett P. Monia, Ph.D.

*	Director	October 7, 2021
Peggy Wallace

* By:	/s/ Lisa Ricciardi
Lisa Ricciardi, Attorney-in-fact